Exhibit 5.3

JACK C. DAVIS PC JAMES R. NEAL MICHAEL G. OLIVA MICHAEL H. RHODES JEFFREY L. GREEN JEFFREY S. THEUER[1] KEVIN J. RORAGEN	RICHARD W. PENNINGS TED S. ROZEBOOM SARA L. CUNNINGHAM JAMES F. ANDERTON, V3 MICHAEL G. STEFANKO[7] MIKHAIL MURSHAK[4,5,6] DOMINIC R. RIOS

OF COUNSEL:

KARL L. GOTTING PLLC

MICHAEL A. HOLMES

PAULA K. MANIS PLLC[2,8]

KELLY REED LUCAS[8]

YING BEHER

1 ALSO LICENSED IN MD

2 ALSO LICENSED IN OH

3 ALSO LICENSED IN FL

4 ALSO LICENSED IN CT

[5] ALSO LICENSED IN NY

[6] ALSO LICENSED BY USPTO

[7] ALSO CPA

[8] EASTWOOD OFFICE

MICHAEL H. RHODES Telephone: 517-482-2400 Fax: 517-482-4313 mhrhodes@loomislaw.com REPLY TO DOWNTOWN OFFICE

September 27, 2018

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation
– Senior Notes Offering

Ladies and Gentlemen:

We serve as Michigan counsel to Northern Michigan Exploration Company, L.L.C., a Michigan limited liability company (the “Covered Guarantor”), in connection with (i) the registration statement on Form S-3 (Registration No. 333-219649) (the “Registration Statement”) of Chesapeake Energy Corporation, an Oklahoma corporation (“Issuer”), which was filed by the Issuer and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the related prospectus of the Issuer dated August 3, 2017, as supplemented by the prospectus supplement of the Issuer, relating to the sale of the Securities dated September 25, 2018 (as so supplemented, the “Prospectus”), relating to the issuance of $850,000,000 aggregate principal amount of the Company’s 7.00% Senior Notes due 2024 (the “2024 Notes”) and $400,000,000 aggregate principal amount of 7.50% Senior Notes due 2026 (the “2026 Notes” and, together with the 2024 Notes, the “Notes”) fully and unconditionally guaranteed (the “Guarantees” and, together with the Notes, the “Securities’) by Subsidiary Guarantors.

The Notes are to be issued under an Indenture, dated as of April 24, 2014 (the “Base Indenture”), between the Issuer, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by the Eighth Supplemental Indenture, to be dated as of September 27, 2018 (the “Eighth Supplemental Indenture” and, together with the Base Indenture, the “2024 Notes Indenture”), establishing the terms of the 2024 Notes, and the Ninth Supplemental Indenture to be dated as of September 27, 2018 (the “Ninth Supplemental Indenture” and, together with the Base Indenture, the “2026 Notes Indenture”), establishing the terms of the 2026 Notes. The 2024 Notes Indenture and the 2026 Notes Indenture are collectively referred to as the “Indentures.”

Chesapeake Energy Corporation

September 27, 2018

We are providing this Opinion Letter to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms not otherwise defined in this Opinion Letter have the meanings ascribed in the Registration Statement.

In preparing this Opinion Letter, we have examined (i) the Articles of Organization and Amended and Restated Operating Agreement and a Certificate of Good Standing issued by the Michigan Department of Licensing and Regulatory Authority (“Filing Office”) dated September 25, 2018 of the Covered Guarantor (the “Organizational Documents”), (ii) a Secretary’s Certificate of James R. Webb, the Corporate Secretary of Northern Michigan Exploration Company, L.L.C., dated as of September 27, 2018, (iii) the Registration Statement and its exhibits, and the Prospectus, and (iv) originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials and of officers and representatives of the Covered Guarantor as we have deemed appropriate as a basis for our opinion.

We have assumed: (i) the genuineness of any signatures on all documents we have reviewed; (ii) the legal capacity of natural persons who have executed all documents we have reviewed; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and relied upon; (vi) the accuracy, completeness and authenticity of certificates of public officials; and (vii) that the Registration Statement, Prospectus, and the Organizational Documents of the Covered Guarantor, each as amended to this date, will not have been amended after this date in a manner that would affect the validity of our opinion. We have relied upon a certificate and other assurances of officers of the Issuer as to factual matters without having independently verified such factual matters.

We have further assumed that:

(i)    the Indentures and the Guarantees have been duly authorized, executed and delivered by the parties thereto other than the Covered Guarantor;

(ii)    the Registration Statement, and any amendments (including post-effective amendments), will have become effective and will comply with applicable law, and the Base Indenture will have been qualified under the Trust Indenture Act of 1939, as amended; and

(iii)    the Notes will have been duly executed by the Issuer and the Trustee, authenticated by the Trustee and delivered in accordance with the provisions of the applicable Indenture.

Our opinion is limited to matters governed by the laws of the State of Michigan, and we express no opinion as to the laws of any other jurisdiction or as to the effect of or compliance with any state securities or blue sky laws. We note that the Covered Guarantor is formed under the laws of the State of Michigan. The Issuer and certain Subsidiary Guarantors are formed under the laws of other jurisdictions, and our opinion does not cover the Issuer or any Subsidiary Guarantors, other than the Covered Guarantor.

Chesapeake Energy Corporation

September 27, 2018

Based upon the foregoing and on such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth in this opinion letter and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that the Covered Guarantor (a) is validly existing as a limited liability company under the laws of the State of Michigan, (b) is in good standing under such laws, and (c) has the limited liability company power and authority under such laws and has taken all necessary limited liability company action under such laws to issue its Guarantees under the guarantee provisions of the Indentures.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to a Form 8-K filed by the Issuer on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the applicable rules and regulations of the Commission.

Sincerely yours,

/s/ Loomis, Ewert, Parsley, Davis & Gotting, P.C.